Exhibit 99.1	[i2 logo]

i2 Settles with the SEC

DALLAS – June 9, 2004 – i2 Technologies, Inc. (OTC: ITWO) today said that the Securities and Exchange Commission (SEC) announced the settlement of enforcement proceedings against the Company. The settlement concerns the investigation conducted by the SEC into alleged violations of federal securities laws relating to the previously announced restatement of i2’s consolidated financial statements for the four years ended December 31, 2001, and the first three quarters of 2002. The restatement of the Company’s financial statements followed an internal inquiry into certain allegations of the Company’s revenue recognition practices and financial reporting for those periods.

Without admitting or denying the Commission’s substantive findings against it, i2 settled the enforcement proceedings by consenting to a cease-and-desist order requiring future compliance with specific provisions of the Federal Securities laws, and agreed to pay a $10 million civil penalty. The entire penalty proceeds will be distributed to certain i2 shareholders. i2 established an accrual of $10 million relating to the possible settlement of the SEC complaint in the first quarter of 2004.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

For More Information Contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

Melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com